Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

 RBS
The Royal Bank of Scotland

Contact Us
Individual Investors

RBS ETNs are listed and traded on a U.S. securities exchange, and can be bought and sold during trading hours. You can get more information about RBS ETNs through your broker, your financial advisor or an online trading platform.

Financial Professionals

For more information on the RBS Trendpilot(TM) ETNs please contact: 855.RBS.ETPS